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                                                                    Exhibit 16.1


                                                    April 14, 2003

Securities Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

         We have read Item 4 of the Form 8-K, dated April 14, 2003, of Allied Healthcare International Inc. (Commission File No. 1-11570) and are in agreement with the statements contained in the first sentence of paragraph (a) and the statements contained in paragraphs (b), (d, (e) and (g) under such Item 4. We have no basis to agree or disagree with the other statements of the registrant contained therein.


                                       /s/ Ernst & Young LLP